Exhibit 99.12

June 30, 2014

Dear valued vendor,

As you may already know, Sport Chalet announced that it has reached an agreement to be acquired by Vestis, a retail platform that comprises two East Coast-based sporting goods brands, Bob’s Stores and Eastern Mountain Sports (EMS). The combination will create one of the largest sporting goods retailers in the United States, with more than 150 stores and $800 million in total sales for 2013, and a greatly expanded national footprint.

Vestis is owned by funds advised by Versa Capital Management, a private equity investment firm that helps companies grow. As part of this transaction, Versa will be making a substantial equity investment in Vestis and has received financing commitments for a $180 million revolving line of credit with sufficient undrawn availability after closing to fund the Vestis companies’ ongoing working capital needs.

Vestis and Sport Chalet share a passion for excellence and are committed to preserving the unique strengths of each brand and learning from one another’s best practices. I can assure you that both Vestis and Sport Chalet share an absolute commitment to providing a best-in-class store experience and the finest assortment of performance, technical and lifestyle merchandise for our customers, and that commitment will remain unchanged. We also both recognize how important our vendors are to our success, and we believe our combination will create more opportunities for you.

Sport Chalet and Vestis will operate independently until the transaction closes, which we expect will be before the end of the calendar third quarter 2014. Between now and then, you should expect things to be “business as usual.” Thereafter, we are jointly committed to a seamless integration process, and we will keep you informed of how our go-forward business arrangements may change, if at all.

We deeply value our relationship with you and look forward to growing our business with you in the future. Please call me with any questions you may have.

Sincerely,

Craig L. Levra
Chairman of the Board and Chief Executive Officer